Exhibit 23.1

LETTER OF CONSENT

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of InterOil Corporation of our report dated March 30, 2016 relating to the financial statements and the effectiveness of internal control over financial reporting, which is included in its Annual Report on Form 40-F for the year ended December 31, 2015.

Your truly,

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP

Sydney, Australia
July 14, 2016